EXHIBIT 23.2

Miller and Lents, Ltd.

International Oil and Gas Consultants

Two Houston Center

909 Fannin Street, Suite 1300

Houston, Texas 77010

June 18, 2009

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Securities and Exchange Commission
Form S-3 Registration Statement

The firm of Miller and Lents, Ltd. hereby consents to references to our firm under the heading “Experts” in this Registration Statement on Form S-3 of XTO Energy Inc., and to the reference to our report dated February 20, 2009, regarding the XTO Energy Inc. Proved Reserves and Future Net Revenues as of December 31, 2008, which is included in the XTO Energy Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated by reference in this Registration Statement.

MILLER AND LENTS, LTD.

By:	/s/ James Pearson
James Pearson
Chairman